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                                 musicmaker.com
                          1831 Wiehle Avenue, Suite 128
                                Reston, VA 20190
                    Phone: (703) 904-4110 Fax: (703) 904-4117



July 25, 1999


Tunes.com Inc.
640 LaSalle Street
Suite 560
Chicago, IL  60610
Attn:  Howard A. Tullman

         Re:      Tunes.com INC./ musicmaker.com. INC.
                  STOCK EXCHANGE AND MARKETING AGREEMENT

Ladies and Gentlemen:

         This letter agreement (the "Agreement") between musicmaker.com, Inc., a Delaware corporation ("Musicmaker") and Tunes.com Inc., a Delaware corporation ("Tunes") sets forth certain agreements that the parties hereto have reached and outlines the terms that are expected to be provided in certain definitive agreements that the parties hereto intend to enter into with respect to the transactions described below. Subject to the (i) approval by the board of directors of each of Musicmaker and Tunes and (ii) Musicmaker's receipt of a consent to the issuance of the "Musicmaker Shares," as defined below, from Ferris, Baker Watts, Incorporated pursuant to Section 5(vi) of that certain Underwriting Agreement dated as of July 6, 1999, this Agreement and the transactions contemplated herein will represent binding legal obligations of the parties requiring the parties to negotiate in good faith to execute and deliver definitive agreements on the terms outlined herein. This agreement is being signed by senior executive officers of each of the parties hereto, and each of the obligations of the parties hereto is expressly subject to the satisfaction of the conditions subsequent to this Agreement raised in (i) and (ii) above. Each of the parties will with all reasonable speed seek the completion of the conditions raised in (i) and (ii) and will notify the other party when such conditions have been reasonably satisfied. The transactions contemplated herein are collectively referred to herein as the "Transactions."

Musicmaker and Tunes hereby propose and agree to the following Transactions:

I. STOCK EXCHANGE AGREEMENT. Musicmaker and Tunes shall enter into an agreement embodying the terms detailed below (the "Stock Exchange Agreement").

A. ISSUANCE OF THE TUNES SHARES. As consideration of or and in exchange for the "Musicmaker Shares" (defined below), Tunes shall:

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         (i) issue to Musicmaker 357,143 shares of Tunes.com Inc. common stock, par value $.01 per share, calculated on a post-stock-split basis, in an amount equivalent in value to approximately $5,000,000, each such share priced at $14 per share, the midpoint of the pricing range contained in Tunes' July 20, 1999 filing of a registration statement with the Securities and Exchange Commission on Form S-1 (the "Tunes Shares"). The tunes Shares shall be issued to Musicmaker upon the consummation of the Stock Exchange Agreement. Issuance of the Tunes Shares shall not be contingent upon the completion of the IPO. In the event that the IPO is delayed or postponed, Tunes shall notify Musicmaker immediately in writing and shall issue the Tunes shares not later than 15 days following such notification; and

         (ii) execute and deliver the "Marketing Agreement" described below.

B. ISSUANCE OF THE MUSICMAKER SHARES. As consideration for and in exchange for the Tunes Shares, Musicmaker shall:

         (i) issue to Tunes shares of Musicmaker.com, Inc. common stock, par value $.01 per share, valued at $5,000,000 (the "Musicmaker Shares"), such Musicmaker Shares to be valued at a price per share equal to the average closing price of Musicmaker's common stock listed on the Nasdaq National Market under the symbol "HITS" for the period beginning on July 7, 1999, through the date of this binding Agreement. The Musicmaker Shares shall be issued to Tunes upon the consummation of the Stock Exchange Agreement; and

         (ii) execute and deliver the "Marketing Agreement" described below.

C. REGISTRATION RIGHTS. Subject to the terms of that certain Registration Rights Agreement dated as of June 8, 1999, by and among Musicmaker and various holders of registrable securities, Musicmaker shall grant to Tunes "piggyback" registration rights with respect to the Music Shares to be issued under the terms of the Stock Exchange Agreement. Subject to the terms of that certain Amended and Restated Registration Rights Agreement dated as of May 4, 1999, by and among Tunes and various holders of registrable securities, Tunes shall grant to Musicmaker equivalent "piggyback" registration rights with respect to the Tunes Shares to be issued under the terms of the Stock Exchange Agreement.

D. TUNES REGISTRATION STATEMENT DISCLOSURE. Upon the execution of this Agreement, tunes shall take such action to ensure that the Transaction proposed herein and the issuance of the Tunes Shares of Musicmaker are each accurately disclosed in Tunes' final prospectus to the extent required to be described therein under applicable law.

E. REPRESENTATIONS AND WARRANTIES. Each of Musicmaker and Tunes shall make standard and customary representations and warranties with respect to the issuance of the Tunes Shares and the Musicmaker Shares. Each party shall agree to indemnify the other for any and all breaches of such representations and warranties.

II. MARKETING AGREEMENT. Musicmaker and Tunes shall enter into an agreement embodying the terms and conditions detailed below (the "Marketing Agreement").

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A. ADVERTISING PAYMENTS. For a period of five years following the closing of the transactions contemplated herein (the "Term") or until the earlier termination by the parties as discussed below, Musicmaker shall make annual payments of $1,000,000, payable in advance on a quarterly basis (the "Advertising Payments"), for advertising and promotion of Musicmaker and its products and related services on the Tunes.com website and Tunes' genre-specific related websites, including but not limited to rollingstone.com, thesource.com and downbeatjazz.com (the "Tunes Websites"), such advertising and promotional services to be provided to Musicmaker by Tunes at competitive market rates during the Term. Tunes shall use its best efforts at all times during the Term to encourage and direct artists, bands and independent labels seeking to sell music content on the Tunes Websites to work with and through Musicmaker as a sale and technology partner.

B. EXCLUSIVITY FOR SALES OF CUSTOM CDS. For the Term, Tunes agrees that Musicmaker shall be the exclusive online provider of customized compact disc compilations ("Custom CDs") on the Tunes Websites. During the Term, Tunes will not authorize any other supplier of Custom CDs to offer, sell or distribute Custom CDs through the Tunes Websites except for:

                  (i) the sales through the Tunes Websites of prerecorded CDs, collections, and/or pre-existing compilations, which are not customized online by visitors and/or registrants to the Tunes Websites, sold by tunes or any of its online store partners; and

                  (ii) the sale of Custom CDs directly by or through an affiliated entity of BMG Entertainment, Universal Music Group, Sony Music Entertainment, or Warner Music, or through any alliance or partner entity, of music content not available for inclusion in custom CDs through Musicmaker ("Additional Major Content") and to which Musicmaker is unable to obtain sufficient rights to include such Additional major Content in its Custom CDs within 120 days of notification of the availability of Additional Major Content by Tunes.

The exclusivity provision in Section II(B) shall in no way restrict musicmaker.com from entering into similar marketing agreements with other Internet portals and music marketing companies.

C. NON-EXCLUSIVE BASIS FOR SALES OF DIGITAL DOWNLOADS. For the Term, Tunes agrees that Musicmaker shall be a provider, on a non-exclusive basis, of digitally downloaded music content, available in formats including, but not limited to, Microsoft MS-Audio, Liquid Audio and Secure-MP3 ("Digital Downloads") on the Tunes Websites. Musicmaker shall also have on a non-exclusive basis the right to provide Digital Downloads of songs which are sold by Tunes on the Tunes Websites and which are or have been created from songs delivered to Tunes for promotion, distribution and/or sale on its tunes Websites by unsigned artists or bands. Musicmaker shall provide Tunes, subject to any licensing restrictions, with regular access to the Musicmaker Digital Downloads, for the purposes of creating samples, promotional offers, etc.

D. CALCULATION OF THE SALES COMMISSION FOR SALES OF CUSTOM CDS AND DIGITAL DOWNLOADS THROUGH THE TUNES WEBSITES. A sales commission on each online sale of a Musicmaker Custom CD or digital Download, originated by or through the tunes Websites, equaling 33 1/3% of the "Net Profits" (as defined below) shall be paid by Musicmaker to Tunes.

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The sales commission shall be paid to Tunes in connection with direct sales of Custom CDs and Digital Downloads through the Tunes Websites as well as through special offers, promotions, marketing campaigns directed through the Tunes Websites to Tunes users/visitors. Payment of sales commissions shall be made by Musicmaker on a quarterly basis.

E. CALCULATION OF NET PROFITS. Net Profits shall mean all revenues derived by Musicmaker in connection with the sale of a Musicmaker Custom CD or Digital Download from sales to users/visitors, originating by or through the Tunes Websites, less the following amounts.

         (i) costs associated with royalty and license payments made by Musicmaker required in connection with the distribution of Custom CDs and Digital Downloads, payable to licensors of music content and owners of copyrights for the sound recordings contained in such Custom CDs and Digital Downloads.

         (ii) actual expenses incurred directly by Musicmaker in performing the following functions:

                  (a) manufacturing the Custom CDs to be sold including the cost of the compact disc, jewel case, packaging; and

                  (b) processing orders for Custom CDs and Digital Downloads including but not limited to credit car authorization processing, fulfillment, billing, collection of payments, tracking, transaction security, delivery to purchasers and customer service functions;

         (iii) mutually agreed-upon promotional and advertising costs associated with driving users/visitors from Tunes.com to the musicmaker website exclusive of the Advertising payments described herein; and

         (iv) delivery costs associated with mailing Custom CDs as charged to the customer.

F. CUSTOMER DATA. Musicmaker and Tunes shall jointly own all user/customer data gathered in connection with any sales of Custom CDs or Digital Downloads originated by or through the Tunes Websites. All use of this data would be subject to any limitations placed on such data by third parties providing such information. Tunes agrees not to use any of the data on Musicmaker customers for the purposes of selling Digital Downloads or Custom CDs competitive in any respect with any Musicmaker's product offerings during the term of the Marketing Agreement.

G. CO-BRANDING OF DIGITAL DOWNLOAD AND CUSTOM CD SALES AREA. Musicmaker and Tunes shall work together to quickly develop co-branded pages which will live within an area dedicated to sales of Custom CDs and Digital Downloads on the Tunes Websites, to be hosted on Tunes' servers with specific asset links to Musicmaker digital content for sale and downloading purposes. Individual streamed samples of all Digital Downloads for sale would be made available to visitors to the co-branded Digital Download area and, from time to time, on a mutually agreeable basis entire songs would be made available for users/visitors to the tunes Websites to download for free either for a limited time, subsequent to automatic expiration

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protections or on some other acceptable basis, all of the above subject to
musicmaker.com's licensing restrictions.

H. CROSS MARKETING. For the purpose of joint marketing efforts, including sales promotion activities, Musicmaker and Tunes agree to use their best efforts to provide (i) each user/visit to Tunes the opportunity to subscribe to Musicmaker.com's Custom CD and Downloading programs including free promotional and club member campaigns and (ii) each user/visitor to Musicmaker the opportunity to subscribe to various Tunes newsletters and to receive other notification of Tunes' contests, promotion, etc.

I. TERMINATION. The Marketing Agreement described above shall expire upon completion of the Term and shall be automatically renewable on a yearly basis, unless otherwise agreed to by both parties. During the Term and upon a change in control of Tunes, not including the proposed tunes IPO, Music shall have the right to terminate the Marketing Agreement on thirty (30) days written notice. During the Term and upon a change in control of Music, Tunes shall have the right to terminate the marketing Agreement on thirty (30) days written notice. Both parties agree that for a reasonable period following notice of termination by any party, both parties shall continue to provide reasonable assistance in carrying out the sales transactions for Custom CDs and Digital Downloads received prior to termination.

3. MISCELLANEOUS.

A. CONFIDENTIALITY. It is acknowledged and agreed by each party that any confidential information divulged in connection with this Agreement or the Transactions by one party to the other is in all respects of a confidential and proprietary nature, and that any disclosure or use of such information by the recipient, except in connection with the transactions, can and will involve serious harm or damage to the businesses of the parties. Therefore, each party covenants that it will not, either directly or indirectly through any agent, employee or otherwise, disclose any such information (except any information required by law to be disclosed or generally available to the public other than as a result of a disclosure in violation of this Agreement) either in whole or in part to any third party. Without limiting the generality of the foregoing, each party covenants that it will disclose such information only to those of its officers, directors, employees, agents, accountants, attorneys, consultants or any other advisors who need to know such information in connection with such parties' analysis of the Transactions.

B. PUBLICITY. Except as required by law or regulation, including in connection with Tunes' IPO, either of the parties shall, and each shall cause their respective affiliates, agents, representatives and advisors not to, make any public announcement or issue any press release with respect to the Transactions contemplated herein without the prior consent of the other. It is contemplated that a joint press release be issued immediately following the consummation of this Letter Agreement.

C. EXPENSES. Each party shall bear its own fees and expenses in connection with the Transactions contemplated in this Agreement and the implementation of this Agreement.

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D. AMENDMENTS. This Agreement shall not be amended except by written instrument executed by the parties hereto.

E. COUNTERPARTS.  This Agreement may be executed in counterparts.

         It is understood that, subject to the satisfaction of the conditions subsequent to this Agreement set forth in the first paragraph of page one above, this Agreement sets forth a binding statement of the intentions with respect to the transactions contemplated herein requiring the parties hereto to negotiate in good faith in order to execute and deliver definitive documents embodying the transactions above.

Please confirm your agreement with the foregoing by executing this Agreement and returning it to Musicmaker.

         All of us at Musicmaker are enthusiastic about the transactions detailed above. We look forward to proceeding as expeditiously as possible toward their consummation.

                                             Sincerely yours,

                                             musicmaker.com, Inc.


                                             By:_______________________________
                                             Robert P. Bernardi
                                             Chairman and Co-CEO


Agreed as of this 25th day of July 1999:

Tunes.com INC.


By:_______________________________
Howard A. Tullman
Chairman and CEO